Exhibit (a)(1)(v)

Offer to Purchase For Cash

All Outstanding Shares of Common Stock

of

CompuDyne Corporation

by

Patriot Acquisition Corp.

a wholly-owned subsidiary

of

Gores Patriot Holdings, Inc.

at

$7.00 Net Per Share

The offer and withdrawal rights will expire at 5:00 p.m., New York City time, on

Wednesday, September 12, 2007, unless the offer is extended.

August 14, 2007

To Our Clients:

Enclosed for your consideration is the Offer to Purchase dated August 14, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the Offer by Patriot Acquisition Corp. (the “Purchaser”), a Nevada corporation and a wholly-owned subsidiary of Gores Patriot Holdings, Inc. (“Parent”), a Delaware corporation, to purchase for cash all outstanding shares of common stock, par value $0.75 per share (the “Shares”), of CompuDyne Corporation, a Nevada corporation (the “Company”).   We are the holder of record of Shares held for your account.   A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.   The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The tender price is $7.00 per Share, net to you in cash.

2.	The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on Wednesday, September 12, 2007, unless extended (as extended, the “Expiration Date”).

3.	The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the Expiration Date a number of shares, which, together with the shares then owned by Parent and its subsidiaries (including the Purchaser), represents at least 53% of the total number of shares outstanding on a fully diluted basis.

4.	Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below.   An envelope to return your instructions to us is enclosed.   If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form.   Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all stockholders.   The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute.   If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute.   If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the stockholders in such state.   In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Continental Stock Transfer & Trust Company (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal.   Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form With Respect To

Offer to Purchase For Cash

All Outstanding Shares of Common Stock

of

CompuDyne Corporation

by

Patriot Acquisition Corp.

a wholly-owned subsidiary

of

Gores Patriot Holdings, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated August 14, 2007, and the related Letter of Transmittal, in connection with the offer by Patriot Acquisition Corp., a wholly-owned subsidiary of Gores Patriot Holdings, Inc., to purchase all outstanding shares of common stock, par value $0.75 per share (the “Shares”), of CompuDyne Corporation, at a purchase price of $7.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:		SIGN HERE
Shares*
Signature(s)

Dated , 2007		Name(s)

Address(es)

Telephone No.

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.